Exhibit 99.1

Red Violet, Inc. (NASDAQ: RDVT)

Third Quarter 2025 Earnings Results Conference Call

Company Participants:

Camilo Ramirez, Senior Vice President, Finance and Investor Relations

Derek Dubner, Chairman and Chief Executive Officer

Dan MacLachlan, Chief Financial Officer

Operator

Good day ladies and gentlemen, and wewlcome to red violet’s third quarter 2025 earnings conference call. At this time, all participants are in a listen only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder this call is being recorded.

I would now like to introduce your host for today’s conference Camilo Ramirez, Senior Vice President, Finance and Investor Relations. Please go ahead.

Camilo Ramirez

Good afternoon and welcome. Thank you for joining us today to discuss our third quarter 2025 financial results.

With me today is Derek Dubner, our Chairman and Chief Executive Officer, and Dan MacLachlan, our Chief Financial Officer. Our call today will begin with comments from Derek and Dan, followed by a question and answer session.

I would like to remind you that this call is being webcast live and recorded. A replay of the event will be available following the call on our website. To access the webcast, please visit our Investors page on our website www.redviolet.com.

Before we begin, I would like to advise listeners that certain information discussed by management during this conference call are forward-looking statements covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with red violet’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and the subsequent 10-Qs.

During the call, we may present certain non-GAAP financial information relating to adjusted gross profit, adjusted gross margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable US GAAP financial measure are provided in the earnings press release issued earlier today. In addition, certain supplemental metrics that are not necessarily derived from any underlying financial statement amounts may be discussed and these metrics and their definitions can also be found in the earnings press release issued earlier today.

With that, I am pleased to introduce red violet’s Chairman and Chief Executive Officer, Derek Dubner.

Derek Dubner

Good afternoon, and thank you for joining us today to discuss our third quarter financial results.

We are pleased to report another record-breaking quarter, delivering new highs across all key financial metrics. This quarter’s results reflect the exceptional effort and focus of our team and the continued confidence our customers place in red violet’s platform and solutions. We continue to see strong uptake and expanding utilization of our products across a diverse set of industries. Our momentum remains broad-based and durable. The business continues to scale efficiently while delivering record financial results. We’ve built a virtuous cycle – our innovation created the industry’s leading cloud-native platform and solutions, which are driving record growth and financial performance, which, in turn, fuels continued investment creating powerful competitive advantages. We continue to invest in areas that define our future – platform capabilities, product introductions and advancements, go-to-market expansion, and the continued integration of AI across our operations.

Now, let’s briefly run through the numbers. Revenue for the quarter came in at a record $23.1 million, up 21%. Our adjusted gross profit was a record $19.4 million, resulting in a record adjusted gross margin of 84%. Adjusted EBITDA for the quarter was a record $9.0 million, resulting in a record margin of 39%. Adjusted net income for the quarter was a record $5.8 million, producing record adjusted earnings of 39 cents per diluted share. During the quarter, we generated a record $7.3 million in free cash flow.

Once again, we added over 300 customers to IDI during the quarter, ending the third quarter at over 9,800 customers. Within FOREWARN, we added over 25,000 users and ended the quarter with over 590 Realtor® Associations now contracted to use FOREWARN.

The momentum we’ve observed throughout the year continued. Volumes across the platform were strong and steady throughout the third quarter. We have historically noted when one-time transactional revenue impacts our results. In this quarter, there were no meaningful one-time transactions – performance reflects consistent, core business activity. Our Investigative vertical continues to be strong with our steady focus on law enforcement agency and investigative customers. Our Emerging Markets vertical was strong as well, driven by Retail, Legal, Repossession, Government, and Healthcare. In Government, with recent wins including a large state toll authority, state departments of revenue, secretary of state offices, and more, we are very encouraged by the path set by our public sector division. As well, momentum from Collections and Financial and Corporate Risk carried over. Given this traction and the fact that our strong performance is yielding robust cash generation, we have the flexibility to keep investing in our highest-impact initiatives without compromising profitability. As we continue to advance opportunities across our enterprise pipeline, which is the strongest we’ve seen to date, investment in go-to-market capabilities is ongoing, expanding teams in various verticals.

The bottom line is that we are firing on all cylinders and finely tuned where we sit today. Our Rule of 40 score notched an impressive 60%. Notwithstanding, we are not content. We are using AI to advance multiple initiatives that enhance the intelligence and efficiency of our platform, further distancing ourselves from the competition; specifically, automation of internal workflows to reduce cycle times and scale productivity; expansion and enrichment of proprietary data assets, strengthening our competitive moat; and application of advanced models to detect and interpret risk signals, improving the speed and precision of our insights. Each of these initiatives reinforces our broader strategy, to make our solutions smarter, faster, and more valuable with every iteration. Moreover, these endeavors will ultimately drive operational efficiency and translate to an even stronger margin profile in the future. While our larger competitors are burdened by legacy systems and bureaucratic decision-making, our strategic investments in modern platform technology allow us to better serve customers today while building structural advantages that will keep us at the forefront for years to come.

Finally, we announced a $15 million increase to our Share Repurchase Program. We had approximately $3.9 million remaining from our previous authorization and given the healthy balance sheet growth notwithstanding our continued investment in our business, we believe the Share Repurchase Program is an important element of our broader capital allocation strategy. In the third quarter, we purchased 15,437 shares of common stock at an average price of $42.26 and, to date, in totality under the Program, we have purchased 553,921 shares at a weighted average price of $20.00.

Now, I’ll turn it over to Dan to discuss the financials.

Dan MacLachlan

Thanks, Derek, and good afternoon, everyone. We are pleased to report another exceptional quarter, extending the strong momentum established in the first half of the year. We achieved new highs across all key financial metrics, underscoring the scalability, efficiency, and durability of our business model. Our sales pipeline continues to expand, with an increasing number of larger customer wins across our verticals. With this momentum and disciplined execution, we remain confident in our ability to deliver a strong finish to the year.

Turning now to our third quarter results, for clarity, all the comparisons I will discuss today will be against the third quarter of 2024, unless noted otherwise.

Total revenue was a record $23.1 million, up 21% over the prior year. We generated a record $19.4 million in adjusted gross profit, delivering a record adjusted gross margin of 84%, up 1-percentage point. Adjusted EBITDA came in at a record $9.0 million, an increase of 35% over the prior year, producing a record adjusted EBITDA margin of 39%, up 4-percentage points. Adjusted net income increased 75% to a record $5.8 million, resulting in record adjusted earnings of 39 cents per diluted share.

Turning to the details of our P&L, as mentioned, revenue for the third quarter was $23.1 million, with balanced growth across verticals. Within IDI, we continue to see strong demand for our solutions and healthy customer expansion, adding 304 billable customers sequentially to end the quarter with 9,853 customers.

Our Investigative vertical continues to perform exceptionally well, reflecting sustained demand from both new and existing law enforcement agencies and investigative customers. Growth was driven by higher transaction volumes, new customer wins, and deeper integration of our solutions into customer workflows.

Our Emerging Markets vertical delivered another strong quarter, with the Retail, Legal, Repossession, Government, and Healthcare industries all contributing meaningful growth. Demand across these industries underscores the versatility of our platform and its ability to address a diverse range of use cases.

Collections delivered another quarter of strong performance, marking its second consecutive period of high-teens revenue growth. The steady recovery within Collections continues to build momentum, and we believe we are well positioned to capture further growth as a trusted leader in this space.

Our Financial and Corporate Risk vertical delivered strong growth this quarter, driven by solid performance across our core financial services customers and continued traction within the Background Screening industry. Over the past year, we have expanded our presence in this space through targeted product innovation and enhanced go-to-market execution, resulting in several significant new customer wins, including a recent contract with one of the largest payroll processors in the country. The return on these investments is increasing, further strengthening our position in the market and driving continued company-wide growth.

Lastly, IDI’s Real Estate vertical, which excludes FOREWARN, experienced a slight year-over-year decline, as high home prices and interest rates continues to pressure affordability and weigh on housing activity.

Turning now to FOREWARN, which continues to strengthen its position as the leading proactive safety tool for real estate professionals. Revenue grew at a solid double-digit percentage rate, driven by ongoing adoption and engagement across REALTOR® Associations. During the quarter, we added more than 25,000 users and now have over 590 Associations contracted to use FOREWARN.

Contractual revenue accounted for 75% of total revenue in the quarter, down 2-percentage points from the prior year. Gross revenue retention remained strong at 96%, improving by 2-percentage points over prior year.

Moving back to the P&L, our cost of revenue (exclusive of depreciation and amortization) increased $0.3 million, or 9%, to $3.6 million. Adjusted gross profit increased 23% to a record $19.4 million, resulting in a record adjusted gross margin of 84%, up 1-percentage point from the prior year.

Our sales and marketing expenses increased $0.6 million, or 12%, to $5.4 million for the quarter, driven primarily by higher personnel-related expenses.

General and administrative expenses increased $0.8 million, or 13%, to $6.8 million, reflecting higher personnel-related costs.

Depreciation and amortization increased $0.3 million, or 11%, to $2.7 million for the quarter.

Net income increased $2.5 million, or 145%, to $4.2 million for the quarter.

Adjusted net income increased $2.5 million, or 75%, to a record $5.8 million, resulting in record adjusted earnings of 39 cents per diluted share.

Moving on to the balance sheet. Cash and cash equivalents were $45.4 million at September 30, 2025, compared to $36.5 million at December 31, 2024. Current assets totaled $58.0 million, compared to $46.2 million at year-end, while current liabilities were $6.9 million, down from $10.3 million.

We generated a record $10.2 million in cash from operating activities in the third quarter, compared to $7.2 million in the same period last year.

Free cash flow for the quarter was a record $7.3 million, a 51% increase from $4.8 million a year ago.

We purchased 15,437 shares of Company stock at an average price of $42.26 per share under our stock repurchase program during the third quarter.

On November 3, 2025, the Board authorized a $15.0 million increase in the Company’s Stock Repurchase Program. Currently, we have $18.9 million remaining under the repurchase program.

In closing, our third quarter results reflect another period of consistent execution and profitable growth. We continue to extend our leadership across markets, deliver record performance, and strengthen our foundation for long-term value creation. We remain confident in our ability to close out 2025 as another record year for red violet.

With that, our operator will now open the line for Q&A?

Operator (Operator Instructions)

Our first question comes from the line of Josh Nichols of B. Riley.

Josh Nichols

Thanks for taking my question. Great to see another record quarter. A lot of good things to unpack with record EBITDA margins, bumping right up against 40%. You're hiring, the share buyback clearly indicating that you have some really good confidence about the trajectory the business is on. You mentioned two big wins, the toll authority and then the large payroll processor. Maybe if you want to just give us a little bit more detail about some of the traction you're seeing in those larger public and enterprise sector customers and how you see that playing out over the coming months and throughout next year?

Derek Dubner

Sure. Thanks, Josh. Derek here. Nice to talk to you. As you know for the last 18 months or so, we've been investing in our public sector division and our background screening solutions. We've brought a number of new products to market and have built in some really differentiated capabilities in the platform to serve those markets. We've also invested in our teams.

We've surrounded a number of thought leaders with some very terrific individuals to go to market and penetrate those markets. And given that those are a little bit of a longer sales cycle, it's nice to see that in the last six months or so, we're really starting to see the green shoots. We did win one of the larger state toll authorities against very significant -- a very large competitor, and they clearly saw the differentiation in our products and our solutions in testing. And so we're very excited about that.

As I mentioned, we're also winning at a number of Departments of Revenue and Secretaries of State for a number of very interesting use cases across the public sector. These are wins that we can sort of model and duplicate across the country. So we're very excited about those opportunities. In payroll processing and in the background screening area, as we mentioned, we did enter into a multi-year contract with one of the largest payroll processors. And we're very excited about that opportunity, and we are also testing with others of the same size in both public sector and background screening.

So yes, you can hear our confidence. We are very pleased with the results. We are, as I mentioned, firing on all cylinders and extremely excited about 2026, where those larger opportunities are there for us to win.

Josh Nichols

Thanks, then just diving in on that, I mean to win this large toll award, pretty significant here. You made a point that you think this is replicable. Any kind of color that you could give us on like how many of these large toll authorities or payroll processing background screeners are and the opportunity to win those in terms of the addressable market?

Daniel MacLachlan

Yes, Josh, this is Dan. Thanks for the question. So look, when we talk about public sector, and Derek gave some color about being able to potentially leverage that win and replicate it across the number of states, right? I mean at this point, probably every state in the country has some kind of sized toll authority, whether that's more of a jurisdictional local size or across the whole state. So we think that market is substantial. And we've only just tapped the surface, obviously announcing one of the larger wins, but there's at least 49 other states to kind of figure out and go after, which is great.

When we talk about the background screening industry, that is just an enormous industry. We spent the last 18 to 24 months, as Derek talked about, really building out our product suite, our team, our go-to-market strategy and the opportunity pipeline that has developed over the last 12 months -- and the conversion of that pipeline to wins in the last six months including one of the largest payroll processors in the country, is just extremely exciting.

As you can imagine, you could probably name off a handful of the large payroll processors, right? There's some really big players in the space. Then there's a broad range of what I would kind of consider kind of the medium range. So we're just getting started in both of those. Today the revenue from those two areas has not been a meaningful contributor to our growth. That's what makes us so excited going into 2026. As these start to develop, as the contracts come to fruition, the volumes take shape, we're extremely excited about what this will allow us to accomplish in 2026 with landing these and additional over the course of the near and medium term.

Josh Nichols

Appreciate it, thanks, and I will hop back in the queue.

Operator

Our next question comes from the line of Eric Martinuzzi of Lake Street Capital Markets, LLC.

Eric Martinuzzi

My congrats on the strong quarter as well. I wanted to dive into FOREWARN. The -- you had a nice expansion there in the number of realtor associations using FOREWARN. I think you've said in the past that there's roughly 1,100 realtor associations nationwide, and we're now at over 590 of them that are FOREWARN customers. Curious to know if you've had any renewals in that installed base? Then what's been sort of the ability to raise ARPU on that installed base? And if you have a plan to add additional features, functionality where that could be a potential on renewal for that installed base.

Daniel MacLachlan

Yes, Eric, thanks. This is Dan, and I appreciate the question. Yes. One of the great things that we've seen in FOREWARN since we brought this to market, call it, five or six years ago is that the uptake within the associations and the continued renewals and usage and increase in usage in the user base has been amazing.

So yes, we've seen a number of renewals over the last 5 years. Most of the contracts are 1- to 2-year agreements. Some are a little bit longer than that. So we've been through a number of renewal cycles with great retention, obviously across the board. We do have some escalations within some of those agreements from year-to-year. But we've been really focused on going out and grabbing market share and haven't spent a tremendous amount of time looking at kind of optimizing the price point.

We think we've done a good job. We feel that we're priced very well in the market. But we do have the ability with renewals and continued expansion to increase prices as we move to newer associations and as we come up for renewals.

Derek Dubner

And Eric, this is Derek. You're absolutely right that with an installed base of close to 400,000 users, it's an incredible asset. They are the type of users that interact very frequently. We've priced FOREWARN intentionally to be unlimited searches for the safety of the individual professionals so that they search each and every time they're contacted by a prospect to verify identity. And because of that, because of how much the real estate professional really has expressed to us, they love FOREWARN.

We have a number of features that we're looking at developing, and we've been interacting with surveys and other means of communication with these realtors to understand what they'd like to see. That is definitely informing the product roadmap around FOREWARN's additional features. And, of course then there comes the opportunity to build in some pricing around some excellent features above and beyond.

Eric Martinuzzi

Understood. The growth in the IDI side of the house, I know not all customers are created equal, but it was relatively similar number of customers. You added 308 customers in Q2 and 304 customers in Q3. What does the pipeline look like for Q4?

Daniel MacLachlan

So yes, the pipeline for what I would say is the next, call it, two, three, four quarters is extremely strong. We're very excited about the larger opportunities within that pipeline. Of course, we've made mention on some of those larger opportunities that just fell in and we've contracted here recently in the third quarter and subsequent to the third quarter. So, one thing I will say is, and as you know fourth quarter, we do have what I would consider a seasonal slower quarter in regards to less business days in November and December. 20% or so of our business is still transactional revenue.

So we do see a little bit of seasonality just from less business days when you look at the holidays in November and December. So we're very excited about the continued onboarding and that pipeline of customers. But from a sequential basis, the expectation is you wouldn't necessarily see another 300 in incremental or sequential growth in customers. But compared to fourth quarter of last year, we're confident that you'll see some really strong growth within the customer base.

Eric Martinuzzi

Got it. You started to touch a little bit there on my gross margin question. I was looking back a year ago, you were down sequentially on gross margin, and I think it was tied to the transaction volumes. Is that your expectation here in Q4 of '25 versus Q3 of '25?

Daniel MacLachlan

You're saying sequentially on the gross margin number, whether the expectation is we would be a little down or consistent?

Eric Martinuzzi

Correct.

Daniel MacLachlan

Yes. The expectation for us is that we continue to have incredible leverage at that gross margin level. It's a relatively fixed cost of revenue for us. So we would think that Q4 at this point would be in line with what we've seen in Q3, right around that 83% to 84%, call it, 82%, 83%, 84% gross margin level.

Eric Martinuzzi

Got it. I said that was my last, but I got to ask you on the buyback. Your average price of the repurchases in Q3 at $42.26. Looking at the stock today at $54.53, is the current share price attractive to the management team and the Board?

Derek Dubner

I would say yes, it is attractive to the management team and the Board. We're very excited about what we've built. We know that we have differentiated assets in our platform and our solutions that clearly have competitive advantages over the competition. And for us, it's just a matter of the continual customer realization of that in the marketplace. So -- and we haven't even talked about the new product roadmap and all the things that we're working on. So, we're extremely excited for '26, '27 and beyond. And make no mistake, our best use of capital is investing in this business because of the enormous opportunities at our feet, right in front of us. But to have the buyback as just one more essential tool in the toolbox of the capital allocation strategy, we believe that it has served us very well. We've been very opportunistic. We believe that should we use any of those dollars and buy back our stock that we'll look back two years from now and we'll feel the same.

Eric Martinuzzi

Thanks for taking my question.

Operator

Thank you. This concludes the question-and-answer session. I would now like to turn it back to Derek Dubner for closing remarks.

Derek Dubner

To close, red violet continues to execute exceptionally well, operationally, financially, and strategically. We are performing with focus and precision against a strategy designed to sustain growth, expand profitability, and deepen our competitive edge. With a talented team, a scalable model, and clear strategic direction, we remain confident in our ability to continue creating meaningful value for our customers and shareholders.

Operator

Thank you for your participation in today's conference. This does conclude the program. You may now disconnect.